Exhibit 99.1

For further information contact:

Investor Relations:

James Shields

901.597.6839

James.Shields@servicemaster.com

Media:

Peter Tosches

901.597.8449

Peter.Tosches@servicemaster.com

ServiceMaster Global Holdings, Inc. Reports

Fourth-Quarter and Full Year 2016 Financial Results

Fourth-Quarter 2016

•	Revenue increased 5% to $633 million with 14% and 3% growth at AHS and Terminix, respectively
•	Net income of $31 million, or $0.23 per share, versus $17 million, or $0.12 per share, a year ago
•	Adjusted EBITDA(1) increased 16% to $144 million from $124 million a year ago
•	Adjusted net income(2) of $60 million, or $0.44 per share, versus $45 million, or $0.33 per share, a year ago

Outlook Full Year 2017

•	Revenue between $2,885 million and $2,915 million, or growth over prior year between 5% and 6%, and Adjusted EBITDA between $700 million and $715 million, or growth between 5% and 7% over prior year

MEMPHIS, TENN, — February 23, 2017  —ServiceMaster Global Holdings, Inc.  (NYSE: SERV), a leading provider of essential residential and commercial services, today announced unaudited fourth-quarter and full year 2016 results. For the fourth-quarter, the company reported a year-over-year revenue increase of 5 percent, and, for the full year, the company reported a year-over-year revenue increase of 6 percent. Both the fourth quarter and full year increases in revenue were driven primarily by organic growth at American Home Shield (“AHS”),  the impacts of acquiring Alterra Pest Control, LLC (“Alterra”) in November 2015,  OneGuard Home Warranties (“OneGuard”) in June 2016 and Landmark Home Warranty (“Landmark”) in November 2016.

Fourth-quarter 2016 net income was  $31 million, or $0.23 per share, versus $17 million, or $0.12 per share, in the same period in 2015. Full year 2016 net income was $155 million, or $1.13 per share, versus full year 2015 net income of $160 million, or $1.17 per share. Pre-tax income includes charges for fumigation related matters of $93 million in the full year 2016 and $9 million in the fourth-quarter and full year 2015, an insurance reserve adjustment of $23 million in the full year 2016 and a loss on extinguishment of debt of $32 million in the fourth-quarter and full year 2016 and $58 million in the full year 2015. Additionally, fourth-quarter and full year 2015 include an estimated charge relating to our voluntary correction proposal to our 401(k) plan for $23 million.

Fourth-quarter 2016  Adjusted EBITDA was  $144 million, a year-over-year increase of $20 million, or 16 percent, primarily driven by an increase in Adjusted EBITDA of $18 million at AHS. Full year 2016 Adjusted EBITDA was $667 million, a year-over-year increase of $45 million, or 7 percent, driven largely by increases at Terminix and AHS of $24 million and $15 million, respectively.

Fourth-quarter 2016 adjusted net income was $60 million, or $0.44 per share, versus $45 million, or $0.33 per share, for the same period in 2015. Full year 2016 adjusted net income was $281 million, or $2.04 per share, versus full year 2015 adjusted net income of $245 million, or $1.80 per share.

Rob Gillette, ServiceMaster’s chief executive officer, noted: “This was another solid quarter. At American Home Shield, both revenue and Adjusted EBITDA growth increased  as we continue to focus on streamlining operations, growing organically and capitalizing on recent acquisitions.  At Terminix, our investment in our termite business continues to show progress as year-over-year sales and revenue continue to grow. Challenges remain in our pest control business but we are confident the operational changes we are making will improve customer service and retention and result in solid growth in the future.”

Consolidated Performance

	Three Months Ended December 31,				Year Ended December 31,
$ millions	2016	2015	B/(W)		2016	2015	B/(W)
Revenue	$633	$601	$32		$2,746	$2,594	$152
YoY growth			5.3%				5.9%
Gross Margin	288	261	27		1,298	1,219	79
% of revenue	45.5%	43.4%	2.1	pts	47.3%	47.0%	0.3	pts
SG&A	(166)	(154)	(12)		(711)	(666)	(45)
% of revenue	26.2%	25.6%	(0.6)	pts	25.9%	25.7%	(0.2)	pts
Income from Continuing Operations before Income Taxes	41	33	8		241	270	(29)
% of revenue	6.5%	5.5%	1.0	pts	8.8%	10.4%	(1.6)	pts
Net Income	31	17	14		155	160	(5)
% of revenue	4.9%	2.8%	2.1	pts	5.6%	6.2%	(0.6)	pts
Adjusted Net Income(2)	60	45	15		281	245	36
% of revenue	9.5%	7.5%	2.0	pts	10.2%	9.4%	0.8	pts
Adjusted EBITDA(1)	144	124	20		667	622	45
% of revenue	22.7%	20.6%	2.1	pts	24.3%	24.0%	0.3	pts
Net Cash Provided from Operating Activities from Continuing Operations	111	108	3		325	398	(73)
Free Cash Flow(3)	100	98	2		270	358	(88)

Segment Performance

Revenue and Adjusted EBITDA for each reportable segment and Corporate were as follows:

	Three Months Ended December 31, 2016					Year Ended December 31, 2016
	Revenue		Adjusted EBITDA			Revenue		Adjusted EBITDA
$ millions	2016	B/(W) vs. PY	2016	B/(W) vs. PY		2016	B/(W) vs. PY	2016	B/(W) vs. PY
Terminix	$349	$9	$73	$(3)		$1,524	$80	$371	$24
YoY growth / % of revenue		2.6%	20.9%	(1.5)	pts		5.5%	24.3%	0.3	pts
American Home Shield	234	28	50	18		1,020	103	220	15
YoY growth / % of revenue		13.6%	21.4%	5.9	pts		11.2%	21.6%	(0.8)	pts
Franchise Services Group	50	(4)	21	2		200	(32)	79	2
YoY growth / % of revenue		(7.4)%	42.0%	6.8	pts		(13.8)%	39.5%	6.3	pts
Corporate(4)	1	—	—	3		2	—	(3)	6
Total	$633	$32	$144	$20		$2,746	$152	$667	$45
YoY growth / % of revenue		5.3%	22.7%	2.1	pts		5.9%	24.3%	0.3	pts

A reconciliation of both adjusted net income and Adjusted EBITDA to net income, as well as a reconciliation of free cash flow to net cash provided from operating activities from continuing operations, are set forth below in this press release.

Terminix

Terminix reported a 3 percent year-over-year revenue increase in the fourth-quarter of 2016,  driven by the impact of the Alterra acquisition in November 2015 and organic growth, primarily driven by improved pricing. Adjusted EBITDA decreased 4 percent, or $3 million, versus prior year, primarily reflecting a $4 million increase in production labor costs associated with the company’s effort to improve customer service,  $2 million increase in technology costs and $2 million increase in other costs, offset, in part, by $4 million from the conversion of higher revenue and $1 million decrease in fuel costs.

For the year, Terminix reported a 6 percent year-over-year revenue increase, driven by the impact of the Alterra acquisition in November 2015 and organic growth, primarily driven by improved pricing. Adjusted EBITDA increased 7 percent, or $24 million, versus prior year, primarily reflecting $36 million from the conversion of higher revenue, $5 million decrease in fuel costs, and $1 million decrease in other costs, offset, in part, by $12 million increase in technology costs and $6 million increase in production labor costs associated with the company’s effort to improve customer service.

American Home Shield

American Home Shield reported a 14 percent year-over-year revenue increase in the fourth-quarter of 2016 driven by growth in the number of home warranties,  improved pricing and the impact of the OneGuard and Landmark acquisitions in June and November 2016, respectively. AHS’s organic revenue growth was 8 percent in the fourth-quarter versus prior year.

For the quarter, Adjusted EBITDA increased 56 percent, or  $18 million, versus prior year,  primarily reflecting a $6 million increase from the conversion of higher revenue, $11 million decrease in contractor claims costs primarily associated with prior year use of out of network contractors,  and $2 million of Adjusted EBITDA associated with the OneGuard and Landmark acquisitions, offset, in part, by a  $1 million increase in technology costs.

For the year, American Home Shield reported an 11 percent year-over-year revenue increase, driven by growth in the number of home warranties, improved pricing and the impact of the OneGuard and Landmark acquisitions. AHS’s organic revenue growth was 9 percent versus prior year. Adjusted EBITDA increased 7 percent, or $15 million, versus prior year, primarily reflecting a  $33 million increase from the conversion of higher revenue and $4 million of Adjusted EBITDA associated with the OneGuard and Landmark acquisitions, offset, in part, by a $12 million increase in sales and marketing costs, a $7 million increase in technology costs and a $3 million decrease in investment income.

Franchise Services Group

The Franchise Services Group reported a 7 percent year-over-year revenue decrease in the fourth-quarter of 2016 driven by the conversion of company-owned Merry Maids branches to franchises, offset, in part, by higher fee revenue.  Adjusted EBITDA increased 11 percent, or $2 million, versus prior year, primarily reflecting higher fee revenue.

For the year, the Franchise Services Group reported a 14 percent year-over-year revenue decrease primarily driven by the conversion of company-owned Merry Maids branches to franchises and a decrease in other revenue, offset, in part, by higher fee revenue. Adjusted EBITDA increased 3 percent or $2 million versus prior year, primarily reflecting $6 million in cost reductions, offset, in part, by a  $3 million loss of EBITDA from previously company-owned Merry Maid branches converted to franchises and $1 million decrease from the conversion of lower revenue.

Cash Flow

For the year ended December  31, 2016, net cash provided from operating activities from continuing operations decreased to $325 million from  $398 million for the year ended December 31, 2015. During the year  ended December 31, 2016, payments in connection with the settlements of fumigation related matters totaled $90 million  ($56 million, net of tax).

Net cash used for investing activities from continuing operations was $133 million for the year ended December 31, 2016 compared to $98 million for the year ended December 31, 2015.

Net cash used for financing activities from continuing operations was $102 million for the year ended December 31, 2016 compared to $381 million for the year ended December 31, 2015. During the year ended December 31, 2015, the company paid down approximately $340 million in debt. During the year ended December 31, 2016, we used $60 million to purchase 1.6 million shares of company stock and refinanced our prior $2.4 billion term loan with a new $1.650 billion term loan and $750 million of unsecured debt.

Free cash flow(3) was $270 million for the year ended December 31, 2016 compared to $358 million for the year ended December 31, 2015.

Other Matters

Fumigation Related Matters

As previously disclosed, on January 20, 2017, the company entered into a new plea agreement in connection with the investigation initiated by the United States Department of Justice (DOJ) related to the U.S. Virgin Islands matter. Under the terms of the new plea agreement we have agreed to pay fines, community service and government costs totaling up to $10 million, which is equivalent in total amount to the financial terms under the superseding plea agreement that was previously rejected by the court.  Unlike the superseding plea agreement, however, the new plea agreement is non-binding on the court. It is possible that the court could use its discretion to impose fines or other terms different than those in the new plea agreement. The new plea agreement is subject to the approval of the court and, if approved, will resolve the federal criminal consequences associated with the DOJ investigation.

Share Repurchase Program

On February 23, 2016, the company’s board of directors authorized a three-year share repurchase program, under which the company may purchase up to $300 million of outstanding shares of common stock. During the fourth-quarter and full year 2016, the company purchased 224,772 shares and 1,646,716 shares, respectively, of common stock at an average price paid per share of $35.57 and $36.65, respectively.

Additionally, year-to-date through February 17,  2017, the company purchased 1.1 million shares of common stock at an average price paid per share of $37.50.

Refinancing of Term Loan B Facility

On November 8, 2016, the company refinanced its prior Term Loan B due 2021 and $300 million revolving credit facility due 2019 with the proceeds of a new $1.650 billion Term Loan B due 2023, a new $300 million revolving credit facility due 2021 and $750 million of unsecured debt maturing in 2024.

Landmark Home Warranty acquisition

On November 30, 2016, American Home Shield acquired Landmark Home Warranty. The acquisition expands the company's home warranty footprint in Arizona, Idaho, Nevada, Oregon, Texas and Utah. Based in Salt Lake City, Landmark has provided affordable and comprehensive home warranties to customers since 2004.

Executive Transition

On January 18, 2017, the company announced that Senior Vice President and Chief Financial Officer Alan Haughie will retire in March 2017, following the announcement of the Company’s financial results for the quarter and year ended December 31, 2016 and the filing of its Annual Report on Form 10-K for the year ended December 31, 2016 (“2016 10-K”).  The Company also announced that Anthony (Tony) DiLucente has joined the Company as a Senior Vice President and will assume the role of Chief Financial Officer after the filing of the 2016 10-K.

Full-Year 2017 Outlook

The company expects full-year 2017 revenue to range from $2,885 million to $2,915 million, or an increase of between  5 percent and 6 percent compared to 2016. Full-year 2017 Adjusted EBITDA is anticipated to range from $700 million to $715 million, or an increase of 5 percent to 7 percent compared to 2016. Our 2017 outlook excludes the impact of potential acquistions.

The company expects organic revenue growth at Terminix to range from 1 percent to  2 percent for full-year 2017 compared to prior year and, for the first-quarter of 2017, the company expects Terminx organic revenue growth to be flat compared to prior year. The company expects Terminix organic revenue growth to accelerate in the second half of 2017 as Terminix’s focus on customer service drives higher retention of our pest control customers. The company expects Terminix to incur additional labor costs associated with service delivery improvement in 2017 resulting in Adjusted EBITDA margins remaining flat to down 1 percent compared to 2016.

The company expects American Home Shield full-year 2017 revenue growth to range from 12 percent to 14 percent.

A reconciliation of the forward-looking 2017 Adjusted EBITDA outlook to net income is not being provided as the company does not currently have sufficient data to accurately estimate the variables and individual adjustments for such reconciliation.

Fourth-Quarter and Full Year 2016 Earnings Conference Call

The company will discuss its fourth-quarter and full year 2016 financial and operating results during a conference call at 8 a.m. central time (9 a.m. eastern time) today,  February 23, 2017. To participate on the conference call, interested parties should call 888.612.1053 (or international participants, 303.223.2694). Additionally, the conference call will be available via webcast. A slide presentation highlighting the company’s results will also be available. To participate via webcast and view the slide presentation, visit the company’s investor relations home page. The call will be available for replay until March 25, 2017. To access the replay of this call, please call 800.633.8284 and enter reservation number 21842769 (international participants: 402.977.9140, reservation number 21842769). You may also review the webcast on the company’s investor relations home page.

About ServiceMaster

ServiceMaster Global Holdings, Inc. is a leading provider of essential residential and commercial services, operating through an extensive service network of more than 8,000 company-owned locations and franchise and license agreements. The company’s portfolio of well-recognized brands includes American Home Shield (home warranties), AmeriSpec (home inspections), Furniture Medic (furniture and cabinet repair), Merry Maids (residential cleaning), ServiceMaster Clean (janitorial), ServiceMaster Restore (disaster restoration) and Terminix (termite and pest control). The company is headquartered in Memphis, Tenn. Go to www.servicemaster.com for more information about ServiceMaster or follow the company at twitter.com/ServiceMaster or Facebook.com/ServiceMaster.

Information Regarding Forward-Looking Statements

This press release contains forward-looking statements and cautionary statements,  including 2017 revenue and Adjusted EBITDA outlook and approval of the U.S. Virgin Islands new plea agreement. Some of the forward-looking statements can be identified by the use of forward-looking terms such as “believes,” “expects,” “may,” “will,” “shall,” “should,” “would,” “could,” “seeks,” “aims,” “projects,” “is optimistic,” “intends,” “plans,” “estimates,” “anticipates” or other comparable terms. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control, including, without limitation, the risks and uncertainties discussed in  the “Risk Factors” and “Information Regarding Forward-Looking Statements” sections in the company’s reports filed with the U.S. Securities and Exchange Commission. We caution you that forward-looking statements are not guarantees of future performance or outcomes and that actual performance and outcomes, including, without limitation, our actual results of operations, financial condition and liquidity, and the development of the market segments in which we operate, may differ materially from those made in or suggested by the forward-looking statements contained in this press release.

Additional factors that could cause actual results and outcomes to differ from those reflected in forward-looking statements include, without limitation, lawsuits, enforcement actions and other claims by third parties or governmental authorities; compliance with, or violation of environmental health and safety laws and regulations; 401(k) Plan corrective contribution; the effects of our substantial indebtedness; changes in interest rates, because a significant portion of our indebtedness bears interest at variable rates; weakening general economic conditions; weather conditions and seasonality; the success of our business strategies, and costs associated with restructuring initiatives. The company assumes no obligation to update the information contained herein, which speaks only as of the date hereof.

Non-GAAP Financial Measures

This press release contains certain non-GAAP financial measures. Non-GAAP measures should not be considered as an alternative to GAAP financial measures. Non-GAAP measures may not be calculated or comparable to similarly titled measures of other companies. See non-GAAP reconciliations below in this press release for a reconciliation of these measures to the most directly comparable GAAP financial measures. Adjusted EBITDA, adjusted net income, adjusted earnings per share and free cash flow are not measurements of the company’s financial performance under GAAP and should not be considered as an alternative to net income,  net cash provided by operating activities from continuing operations or any other performance or liquidity measures derived in accordance with GAAP. Management uses these non-GAAP financial measures to facilitate operating performance and liquidity comparisons, as applicable, from period to period. We believe these non-GAAP financial measures are useful for investors, analysts and other interested parties as they facilitate company-to-company operating and liquidity performance comparisons, as applicable, by excluding potential differences caused by variations in capital structures, taxation, the age and book depreciation of facilities and equipment, restructuring initiatives and equity-based, long-term incentive plans.

_________________________________________________

(1) Adjusted EBITDA is defined as net income before: depreciation and amortization expense; 401(k) Plan corrective contribution; fumigation related matters; insurance reserve adjustment; non-cash stock-based compensation expense; restructuring charges; gain on sale of Merry Maids branches; non-cash impairment of software and other related costs; loss from discontinued operations, net of income taxes; provision for income taxes; loss on extinguishment of debt; interest expense; and other non-operating expenses. The company’s definition of Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

(2) Adjusted net income is defined as net income before: amortization expense; 401(k) Plan corrective contribution; fumigation related matters; insurance reserve adjustment; restructuring charges; gain on sale of Merry Maids branches; impairment of software and other related costs; loss from discontinued operations, net of income taxes; loss on extinguishment of debt; and the tax impact of the aforementioned adjustments. The company’s definition of adjusted net income may not be comparable to similarly titled measures of other companies. Adjusted earnings per share is calculated as adjusted net income divided by the weighted-average diluted common shares outstanding.

(3)Free cash flow is defined as net cash provided from operating activities from continuing operations less property additions.

(4)Corporate includes The ServiceMaster Acceptance Company Limited Partnership (SMAC) and the unallocated expenses of our headquarters function.

SERVICEMASTER GLOBAL HOLDINGS, INC.

Consolidated Statements of Operations and Comprehensive Income

(In millions, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
Revenue	$633	$601	$2,746	$2,594
Cost of services rendered and products sold	345	340	1,448	1,375
Selling and administrative expenses	166	154	711	666
Amortization expense	8	6	33	38
401(k) Plan corrective contribution	1	23	2	23
Fumigation related matters	—	9	93	9
Insurance reserve adjustment	—	—	23	—
Impairment of software and other related costs	—	—	1	—
Restructuring charges	4	1	17	5
Gain on sale of Merry Maids branches	—	(2)	(2)	(7)
Interest expense	38	38	153	167
Interest and net investment income	(1)	(1)	(6)	(9)
Loss on extinguishment of debt	32	—	32	58
Income from Continuing Operations before Income Taxes	41	33	241	270
Provision for income taxes	9	16	85	107
Equity in losses of joint venture	—	—	(1)	—
Income from Continuing Operations	31	17	155	162
Loss from discontinued operations, net of income taxes	—	—	(1)	(2)
Net Income	$31	$17	$155	$160
Total Comprehensive Income	$47	$17	$173	$147
Weighted-average common shares outstanding - Basic	134.9	135.4	135.3	135.0
Weighted-average common shares outstanding - Diluted	136.6	136.9	137.3	136.6
Basic Earnings (Loss) Per Share:
Income from Continuing Operations	$0.23	$0.13	$1.15	$1.20
Loss from discontinued operations, net of income taxes	—	—	—	(0.01)
Net Income	0.23	0.12	1.14	1.19
Diluted Earnings (Loss) Per Share:
Income from Continuing Operations	$0.23	$0.12	$1.13	$1.19
Loss from discontinued operations, net of income taxes	—	—	—	(0.01)
Net Income	0.23	0.12	1.13	1.17

SERVICEMASTER GLOBAL HOLDINGS, INC.

Consolidated Statements of Financial Position

(In millions, except share data)

	As of	As of
	December 31,	December 31,
	2016	2015
Assets:
Current Assets:
Cash and cash equivalents	$291	$296
Marketable securities	25	24
Receivables, less allowances of $22 and $23, respectively	536	487
Inventories	43	40
Prepaid expenses and other assets	70	54
Deferred customer acquisition costs	34	32
Total Current Assets	998	933
Other Assets:
Property and equipment, net	210	160
Goodwill	2,247	2,129
Intangible assets, primarily trade names, service marks and trademarks, net	1,708	1,704
Restricted cash	95	—
Notes receivable	37	32
Long-term marketable securities	19	57
Other assets	71	83
Total Assets	$5,386	$5,098
Liabilities and Shareholders' Equity:
Current Liabilities:
Accounts payable	$112	$110
Accrued liabilities:
Payroll and related expenses	54	64
Self-insured claims and related expenses	111	106
Accrued interest payable	16	10
Other	60	59
Deferred revenue	629	552
Current portion of long-term debt	59	54
Total Current Liabilities	1,042	955
Long-Term Debt	2,772	2,698
Other Long-Term Liabilities:
Deferred taxes	719	687
Other long-term obligations, primarily self-insured claims	167	213
Total Other Long-Term Liabilities	886	901
Commitments and Contingencies
Shareholders’ Equity:
Common stock $0.01 par value (authorized 2,000,000,000 shares with 144,339,338 shares issued and 135,030,283 outstanding at December 31, 2016 and 143,170,897 shares issued and 135,511,176 outstanding at December 31, 2015)	2	2
Additional paid-in capital	2,274	2,245
Accumulated deficit	(1,405)	(1,560)
Accumulated other comprehensive loss	(3)	(21)
Less common stock held in treasury, at cost (9,309,055 shares at December 31, 2016 and 7,659,721 shares at December 31, 2015)	(182)	(122)
Total Shareholders' Equity	686	545
Total Liabilities and Shareholders' Equity	$5,386	$5,098

SERVICEMASTER GLOBAL HOLDINGS, INC.

Consolidated Statements of Cash Flows

(In millions)

	Year Ended December 31,
	2016	2015
Cash and Cash Equivalents and Restricted Cash at Beginning of Period	$296	$389
Cash Flows from Operating Activities from Continuing Operations:
Net Income	155	160
Adjustments to reconcile net loss to net cash provided from operating activities:
Loss from discontinued operations, net of income taxes	1	2
Equity in losses of joint venture	1	—
Depreciation expense	61	47
Amortization expense	33	38
Amortization of debt issuance costs	5	5
401(k) Plan corrective contribution	2	23
Fumigation related matters	93	9
Payments on fumigation related matters	(90)	(1)
Insurance reserve adjustment	23	—
Impairment of software and other related costs	1	—
Gain on sale of Merry Maids branches	(2)	(7)
Loss on extinguishment of debt	32	58
Deferred income tax provision	22	60
Stock-based compensation expense	13	10
Gain on sales of marketable securities	(3)	(6)
Other	(3)	8
Change in working capital, net of acquisitions:
Receivables	(40)	(44)
Inventories and other current assets	(6)	5
Accounts payable	7	18
Deferred revenue	44	38
Accrued liabilities	(28)	1
Accrued interest payable	6	(24)
Accrued restructuring charges	7	(2)
Current income taxes	(8)	2
Net Cash Provided from Operating Activities from Continuing Operations	325	398
Cash Flows from Investing Activities from Continuing Operations:
Property additions	(56)	(40)
Sale of equipment and other assets	8	14
Business acquisitions, net of cash acquired	(121)	(92)
Purchases of available-for-sale securities	(6)	(6)
Sales and maturities of available-for-sale securities	49	32
Origination of notes receivables	(100)	(98)
Collections on notes receivables	97	92
Other investments	(3)	—
Net Cash Used for Investing Activities from Continuing Operations	(133)	(98)
Cash Flows from Financing Activities from Continuing Operations:
Borrowings of debt	2,400	583
Payments of debt	(2,417)	(923)
Discount paid on issuance of debt	(4)	(2)
Debt issuance costs paid	(34)	(5)
Call premium paid on retirement of debt	—	(49)
Repurchase of common stock	(60)	—
Issuance of common stock	13	16
Net Cash Used for Financing Activities from Continuing Operations	(102)	(381)
Cash Flows from Discontinued Operations:
Cash used for operating activities	—	(11)
Net Cash Used for Discontinued Operations	—	(11)
Effect of Exchange Rate Changes on Cash	—	(2)
Cash Increase (Decrease) During the Period	89	(92)
Cash and Cash Equivalents and Restricted Cash at End of Period	$386	$296

The following table presents reconciliations of adjusted net income to net income for the periods presented.

	Three Months Ended		Year Ended
	December 31,		December 31,
(In millions, except per share data)	2016	2015	2016	2015
Net Income	$31	$17	$155	$160
Amortization expense	8	6	33	38
401(k) Plan corrective contribution	1	23	2	23
Fumigation related matters	—	9	93	9
Insurance reserve adjustment	—	—	23	—
Restructuring charges	4	1	17	5
Gain on sale of Merry Maids branches	—	(2)	(2)	(7)
Impairment of software and other related costs	—	—	1	—
Loss from discontinued operations, net of income taxes	—	—	1	2
Loss on extinguishment of debt	32	—	32	58
Tax impact of adjustments	(17)	(9)	(73)	(42)
Adjusted Net Income	$60	$45	$281	$245
Weighted average diluted common shares outstanding	136.6	136.9	137.3	136.6
Adjusted earnings per share	$0.44	$0.33	$2.04	$1.80

The following table presents reconciliations of free cash flow to net cash provided from operating activities from continuing operations.

	Three Months Ended		Year Ended
	December 31,		December 31,
(In millions)	2016	2015	2016	2015
Net Cash Provided from Operating Activities from Continuing Operations	$111	$108	$325	$398
Property additions	(11)	(10)	(56)	(40)
Free Cash Flow	$100	$98	$270	$358

The following table presents reconciliations of Adjusted EBITDA to net income for the periods presented.

	Three Months Ended		Year Ended
	December 31,		December 31,
(In millions)	2016	2015	2016	2015
Terminix	$73	$76	$371	$347
American Home Shield	50	32	220	205
Franchise Services Group	21	19	79	77
Corporate	—	(3)	(3)	(9)
Adjusted EBITDA	$144	$124	$667	$622

Depreciation and amortization expense	(26)	(18)	(94)	(84)
401(k) Plan corrective contribution	(1)	(23)	(2)	(23)
Fumigation related matters	—	(9)	(93)	(9)
Insurance reserve adjustment	—	—	(23)	—
Non-cash stock-based compensation expense	(3)	(3)	(13)	(10)
Restructuring charges	(4)	(1)	(17)	(5)
Gain on sale of Merry Maids branches	—	2	2	7
Non-cash impairment of software and other related costs	—	—	(1)	—
Loss from discontinued operations, net of income taxes	—	—	(1)	(2)
Provision for income taxes	(9)	(16)	(85)	(107)
Loss on extinguishment of debt	(32)	—	(32)	(58)
Interest expense	(38)	(38)	(153)	(167)
Other non-operating expenses	—	—	—	(3)
Net Income	$31	$17	$155	$160

Terminix Segment

 Revenue by service line is as follows:

	Three Months Ended
	December 31,
(In millions)	2016	2015	Growth		Acquired		Organic
Pest Control(1)	$209	$207	$2	1%	$7	3%	$(5)	(2)%
Termite and Other Services(2)	120	115	5	4%	1	1%	4	3%
Other	20	19	1	5%	—	—%	1	5%
Total revenue	$349	$340	$9	3%	$8	2%	$1	—%

	Year Ended
	December 31,
(In millions)	2016	2015	Growth		Acquired		Organic
Pest Control(1)	$875	$812	$63	8%	$55	7%	$8	1%
Termite and Other Services(2)	571	559	13	2%	5	1%	8	1%
Other	77	73	4	5%	—	—%	4	5%
Total revenue	$1,524	$1,444	$80	6%	$60	4%	$20	1%

(1)

For the three months and year ended December 31, 2016, organic pest control revenue growth was negatively impacted by a  $2 million revenue decline associated with Alterra. To the extent the impact of the Alterra acquisition is excluded, organic pest control revenue growth would be negative 1 percent for the fourth-quarter and 1 percent for the full year.

(2)

Termite renewal revenue comprised 47 percent and 48 percent of total revenue from Termite and Other Services for the fourth-quarter of 2016 and 2015, respectively. For the full year 2016 and 2015, termite renewal revenue comprised 51 percent and 50 percent, respectively, of total revenue from Termite and Other Services.

American Home Shield Segment

The table below presents selected operating metrics related to renewable customer counts and customer retention.

	As of December 31,
	2016(1)	2015
Growth in Home Warranties	15%	7%
Customer Retention Rate	76%	75%

(1)

As of December 31, 2016, excluding the OneGuard and Landmark accounts acquired on June 27, 2016 and November 30, 2016, respectively, the growth in home warranties was 7 percent, and, excluding all OneGuard and Landmark accounts, the customer retention rate for our American Home Shield segment was 75 percent.

Franchise Services Group Segment

Revenue by service line is as follows:

	Three Months Ended		Year Ended		% of
	December 31,		December 31,		Revenue
(In millions)	2016	2015	2016	2015	2016
Royalty Fees	$30	$28	$120	$117	60%
Company-Owned Merry Maids Branches	—	6	8	42	4%
Janitorial National Accounts	11	11	43	41	21%
Sales of Products	5	5	16	18	8%
Other	4	4	14	14	7%
Total revenue	$50	$54	$200	$232	100%